UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 4, 2005

NORDSTROM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

WASHINGTON	001-15059	91-0515058
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

1617 SIXTH AVENUE, SEATTLE, WASHINGTON (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	98101 (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 628-2111

INAPPLICABLE
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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ITEM 4.02  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

(a) On April 4, 2005, the management of Nordstrom, Inc. (the “Company”) and the Audit Committee of the Board of Directors concluded that the consolidated balance sheets and consolidated statements of cash flows reported in the Company’s Form 10-K filing for the year ended January 31, 2004 and the Form 10-Q filings for the three interim quarters of fiscal year 2004 should be restated in order to correct certain classification errors, discussed in detail below. As such, the previously filed financial statements should no longer be relied upon.

On February 7, 2005, the Chief Accountant of the U.S. Securities and Exchange Commission (“SEC”) released a letter expressing the SEC’s views on certain lease accounting matters and their application under generally accepted accounting principles in the United States of America (“GAAP”). Following the issuance of this letter, we reviewed our lease accounting policies and determined that our classification of certain leased assets in our consolidated balance sheets and our classification of lease and developer incentives, collectively referred to as property incentives, in our consolidated statements of cash flows were not in accordance with GAAP.

We have historically recognized property incentives in our consolidated statement of cash flows as a separate line item in investing activities. After review of our lease accounting policies and the views set forth in the February 7th SEC letter, we determined that property incentives should be reclassified from investing activities to operating activities.

From 1998 to 2000, we partnered with developers to build five new full-line stores. We controlled the construction phase of the new stores’ development and we received payments from the developers to offset a portion of the related capital expenditures. In our previously issued financial statements, we treated those stores as being sold to and leased back from the developer. As we analyzed our lease accounting in connection with the SEC Staff’s letter discussed above, we determined that sale-leaseback accounting treatment was not correct as we have ongoing involvement at the stores. We have restated our previously issued consolidated balance sheets by classifying the stores’ assets in land, buildings and equipment, the developer payment in deferred property incentives, and eliminating the net of those two balances, which was previously recorded in other assets and prepaid expenses.

Each of the amended filings will also include reclassifications related to our investments in Auction Rate Securities, outstanding checks drawn on our disbursement bank accounts, and third party credit card receivables. Each item is discussed briefly below.

We invest in high-quality bonds known as Auction Rate Securities (“ARS”), that have interest rates set for short periods, ranging from seven to 35 days, via auction. At the end of each interest period, we choose to rollover our holdings or redeem the investment for cash. A ‘market maker’ facilitates the redemption of the ARS and the underlying issuers are not required to redeem the investments within 90 days of our purchase of the investments. Previously, we recorded our investments in ARS in cash and cash equivalents. We have now determined that these amounts should be classified as short-term investments.

In our previously issued financial statements, we offset outstanding checks drawn on our disbursement bank accounts against the balances in our depository bank accounts. Outstanding checks in excess of the deposits on hand at the bank are now classified as a component of accounts payable in the current liabilities section of our balance sheet.

We receive payment from third party credit card issuers for purchases made by customers using the issuers’ credit cards (for example, VISA and American Express). The issuers typically pay us within three days of the credit card transaction. These amounts were previously treated as in-transit cash deposits. We have now determined that classification within accounts receivable is more appropriate.

Additionally, the Form 10-K/A will include a reclassification on our consolidated statements of earnings related to purchase reward certificates. Previously, when customers redeemed reward certificates, we recorded a sale and the gross profit was offset in selling, general and administrative expense. Now, when customers redeem reward certificates, we record the expense in cost of sales and do not record a sale. The amended quarterly filings will not include this reclassification because we began accounting for our purchase reward certificates in this manner at the beginning of fiscal year 2004.

Management and the Audit Committee discussed these issues with our independent registered public accounting firm, Deloitte & Touche LLP, which concurred with our decisions.

The restatement and reclassifications discussed above will not change our previously reported net earnings, diluted earnings per share or shareholders’ equity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
By:	/s/ Michael G. Koppel
Michael G. Koppel
Executive Vice President and Chief Financial Officer

Dated: April 8, 2005